EXHIBIT 99-B.10

Exhibit 99-B.10 - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 5, 2005, with respect to the statutory-basis financial statements of ReliaStar Life Insurance Company as of December 31, 2004 and 2003 and for the years then ended, and to the use of our report dated March 15, 2005, with respect to the statement of assets and liabilities of Separate Account N of ReliaStar Life Insurance Company as of December 31, 2004, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, incorporated by reference into Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-100208) and the related Prospectus and Statement of Additional Information of Separate Account N of ReliaStar Life Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
September 14, 2005